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Exhibit 5

                               FAEGRE & BENSON LLP
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                   2500 REPUBLIC PLAZA, 370 SEVENTEENTH STREET
                           DENVER, COLORADO 80202-4004
                             TELEPHONE 303.607.3500
                             FACSIMILE 303.607.3600
                                 www.faegre.com



                                  July 19, 2002


ACT Teleconferencing, Inc.
1658 Cole Boulevard, Suite 130
Golden, CO 80401

     RE:  Selling Shareholders' Registration on Form S-1

Ladies and Gentlemen:

     You have requested our opinion as counsel for ACT Teleconferencing, Inc., a Colorado corporation ("ACT"), in connection with your registration statement on Form S-1 under the Securities Act of 1933, as amended, and the rules and regulations promulgated under the Securities Act, for an offering by certain selling shareholders of 2,131,737 shares of ACT common stock, no par value. Certain of the shares to be offered are to be issued to the selling shareholders, if at all, upon their conversion of the shares of ACT's 6.5% Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred") that they hold, or upon ACT's payment of liquidating dividends on the Series C Preferred with shares of its common stock. The remainder of the shares to be offered underlie warrants held by the selling shareholders and will not be issued until and unless the warrants are exercised.

     We have examined ACT's Form S-1 filed with the Securities and Exchange Commission on or about July 22, 2002. We have also examined the amended and restated articles of incorporation of ACT as on file with the Secretary of State of the State of Colorado, including the certificate of designations, preferences, and rights of preferred stock filed with the Secretary of State of the State of Colorado on May 17, 2002 (the "Certificate of Designations"), the amended and restated bylaws and the minute book of ACT, various exhibits filed in connection with the registration statement, and other documents as we have deemed necessary to provide a basis for the opinion expressed in this letter. We have also consulted with officers and directors of ACT to clarify, confirm, or supplement the foregoing documentation.

     Based on the foregoing, it is our opinion that (a) the shares of ACT common stock to be issued to the selling shareholders upon their conversion of the shares of Series C Preferred that they hold will, when issued in accordance with the terms of the Certificate of Designations, be legally and validly issued and fully paid and non-assessable; (b) the shares of ACT common stock to be issued to the selling shareholders in payment of liquidating dividends on the Series C Preferred will, when issued in accordance with the terms of the Certificate of Designations, be legally and validly issued and fully paid and non-assessable; and (c) the shares of ACT common stock that underlie
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July 22, 2002


warrants held by the selling shareholders will, when issued as contemplated in the registration statement, be legally and validly issued and fully paid and non-assessable, and all of the necessary corporate action on the part of ACT will have been taken to authorize the sale of the shares.

     We consent to the filing of this opinion as an exhibit to the registration statement and consent to the use of our name under the caption "Legal Matters" in the prospectus.


                                        Very truly yours,

                                        /s/ FAEGRE & BENSON LLP

                                        Faegre & Benson LLP